Exhibit 10(b)

CHANGE IN CONTROL SEVERANCE PROTECTION AGREEMENT

THIS AGREEMENT, effective as of _______________, ____, is made by and between PPL Corporation, a Pennsylvania corporation and _______________ (the "Executive").

WHEREAS, the Company considers it essential to the best interests of its shareowners to foster the continued employment of key management personnel;

WHEREAS, the Board of Directors of the Company (the "Board") recognizes that, as is the case with many publicly-held corporations, the possibility of a Change in Control (as defined in the last Section hereof) exists and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its shareowners;

WHEREAS, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of management, including the Executive, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a Change in Control; and

[WHEREAS, the Executive and the Company have entered into a Severance Agreement effective as of __________________ (the “Prior Severance Agreement”), which the Executive and the Company desire to terminate, in its entirety, effective as of the date hereof, and in lieu thereof enter into this Agreement;]

NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Company and the Executive hereby agree as follows:

1.  Defined Terms.  The definitions of capitalized terms used in this Agreement are provided in the last Section hereof.

2.  Term of Agreement.  The Term of this Agreement shall commence on the date hereof and shall continue in effect through December 31, _____, and shall continue from year to year, commencing each January 1 thereafter, unless either the Company or the Executive gives at least 6 months advance notice, by not later than June 30 of the year, that the Term shall end at December 31 of that year and shall not continue; provided, however, that the Term shall not be terminated or amended during a Potential Change in Control Period, and provided further, that if a Change in Control shall have occurred during the Term, the Term shall expire no earlier than twenty-four (24) months beyond the month in which such Change in Control occurred.  Notwithstanding the foregoing, and subject to any extensions pursuant to Section 7.3, in the event that prior to the occurrence of a Change in Control or Potential Change in Control, the Executive's employment is terminated for any reason or, upon Executive’s termination of employment at any time for any reason other than pursuant to a Qualifying Termination, this Agreement shall terminate as of the date that the Executive's employment is terminated.

3.  Company's Covenants Summarized.  In order to induce the Executive to remain in the employ of the Company and in consideration of the Executive's covenants set forth in Section 4 hereof, the Company agrees, under, and subject to, the conditions described herein, to pay the Executive the Severance Payments and the other payments and benefits described herein.  No Severance Payments shall be payable under this Agreement unless there shall have been a Qualifying Termination.  This Agreement shall not be construed as creating an express or implied contract of employment and, except as otherwise agreed to in writing between the Executive and the Company, the Executive shall not have any right to be retained in the employ of the Company.

4.  The Executive's Covenants.  The Executive agrees that, subject to the terms and conditions of this Agreement, in the event of a Potential Change in Control during the Term, the Executive will remain in the employ of the Company until the earliest of (i) the last day of the Potential Change in Control Period, (ii) the date of a Change in Control, (iii) the date of termination by the Executive of the Executive's employment for Good Reason or by reason of death, Disability or Retirement, or (iv) the termination by the Company of the Executive's employment for any reason.

5.  Compensation Other Than Severance Payments.

5.1  Following a Change in Control and during the Term, during any period that the Executive fails to perform the Executive's full-time duties with the Company as a result of incapacity due to physical or mental illness, the Company shall pay the Executive's full salary to the Executive at the rate in effect at the commencement of any such period, together with all compensation and benefits payable to the Executive under the terms of any compensation or benefit plan, program or arrangement maintained by the Company during such period (other than any disability plan), until the Executive's employment is terminated by the Company for Disability or until Executive’s employment is otherwise terminated.

5.2  If the Executive's employment shall be terminated due to a Qualifying Termination, the Company shall pay to the Executive within thirty (30) days following the Date of Termination (to the extent not previously paid), a lump sum amount equal to the sum of (i) the Executive's full base salary through the Date of Termination at the rate in effect immediately prior to the Date of Termination, or if higher, the rate in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason, (ii) the value of any annual bonus or cash incentive plan payment that would have been paid for service in the final calendar year of employment, as if 100% of target goals were achieved, but prorated by multiplying by a fraction equal to the number of full calendar months of service completed divided by 12, and (iii) the value of any Restricted Stock Units that would have been awarded for service in the final calendar year of employment, as if 100% of target goals were achieved, but prorated by multiplying by a fraction equal to the number of full calendar months of service completed divided by 12 together with all compensation and benefits payable to the Executive through the Date of Termination under the terms of the Company's compensation or benefit plans, programs or arrangements as in effect immediately prior to the Date of Termination, or if more favorable to the Executive, as in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason.

5.3  If the Executive's employment shall be terminated due to a Qualifying Termination, the Company shall pay to the Executive the Executive's normal post-termination compensation and benefits due the Executive as such payments become due (other than Severance Payments which will be paid exclusively pursuant to Section 6 below).  Such post-termination compensation and benefits shall be determined under, and paid in accordance with, the Company's retirement, insurance and other compensation or benefit plans, programs and arrangements as in effect immediately prior to the Date of Termination or, if more favorable to the Executive, as in effect immediately prior to the occurrence of the first event or circumstance constituting Good Reason including such plans’ payment timing rules.

6.  Severance Payments.

6.1  The Company shall pay the Executive the payments, and provide the Executive the benefits, described in Section 6.2 (the "Severance Payments") upon a Qualifying Termination.

6.2  The following shall constitute the Severance Payments under this Agreement:

(A)  In lieu of any further salary payments to the Executive for periods subsequent to the Date of Termination and in lieu of any severance benefit otherwise payable to the Executive including any payments under the Company’s Separation Policy (GP401) or any similar plan, policy or procedure or arrangement, if eligible, or the Executive’s Prior Severance Agreement or any employment agreement or arrangement between the Executive and the Company, to the extent provided in Section 11 of this Agreement, the Company shall pay to the Executive a lump sum severance payment, in cash, equal to two times the sum of (i) the Executive's base salary as in effect immediately prior to the Date of Termination or, if higher, in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason, and (ii) the average of annual cash bonuses earned by the Executive pursuant to any annual bonus or annual incentive plan maintained by the Company in respect of the last three fiscal years ending immediately prior to the fiscal year in which occurs the Date of Termination or, if higher, immediately prior to the fiscal year in which occurs the first event or circumstance constituting Good Reason (including as an amount so paid any amount that would have been paid but for the Executive's deferral of  the amount ).  For purposes of determining the value of the annual bonus earned by the Executive in any fiscal year, the value of any restricted stock awards or stock options earned by the Executive in any such year shall not be included in the value of the annual bonus for such year;

(B)  The Company shall pay to the Executive a lump sum amount, in cash, equal to the aggregate amount of COBRA premiums otherwise payable by Executive (based upon the COBRA rate in effect on the date of such termination of employment) for the twenty-four (24) month period immediately following the Date of Termination (assuming for this purpose that COBRA continuation coverage would have been available for such twenty-four (24) month period).

(C)  Notwithstanding any provision of any annual or long-term incentive plan to the contrary, the Company shall pay to the Executive a lump sum amount, in cash, equal to the sum of (i) any unpaid cash-based incentive compensation that has been allocated or awarded to the Executive for a completed fiscal year or other measuring period preceding the Date of Termination under any such plan and which, as of the Date of Termination, is contingent only upon the continued employment of the Executive to a subsequent date, and (ii) to the extent not otherwise paid or deferred at the Executive's election, pursuant to the terms of the applicable plan, a pro rata portion to the Date of Termination of the aggregate value of all contingent cash-based incentive compensation awards to the Executive for all then uncompleted periods under any such plan, calculated as to each such award by multiplying the award that the Executive would have earned on the last day of the performance award period, assuming the achievement, at the actual level of performance as of the date of Change in Control (or, if not determinable at such date, as of the end of the quarter preceding such date), of the individual and corporate performance goals established with respect to such award, by the fraction obtained by dividing the number of full months and any fractional portion of a month during such performance award period through the Date of Termination by the total number of months contained in such performance award period.

(D)  If the Executive would have become entitled to benefits under the Company's post-retirement health care or life insurance plans, as in effect immediately prior to the Date of Termination or, if more favorable to the Executive, as in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason, had the Executive's employment terminated at any time during the period of twenty-four (24) months after the Date of Termination, the Company shall provide such post-retirement health care or life insurance benefits to the Executive and the Executive's dependents commencing on the date on which such coverage would have first become available.

(E)  The Company shall provide the Executive with outplacement services suitable to the Executive's position until December 31 of the second calendar year following the year in which Executive’s employment with the Company terminates or, if earlier, until the first acceptance by the Executive of an offer of employment, but limited to total outplacement fees of $50,000.

6.3  (A) Notwithstanding any other provisions of this Agreement, in the event that any payment or benefit received or to be received by the Executive in connection with a Change in Control or the termination of the Executive's employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any Person whose actions result in a Change in Control or any Person affiliated with the Company or such Person) (all such payments and benefits, including the Severance Payments, being hereinafter called "Total Payments") would be subject (in whole or part), to the Excise Tax, then the cash Severance Payments shall be reduced (if necessary to zero) to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax (after taking into account any reduction in the Total Payments provided by reason of section 280G of the Code in such other plan, arrangement or agreement) and all other Severance Payments shall thereafter be reduced (if necessary, to zero) so that no portion of the Total Payments is subject to the Excise Tax, if, but only if, (i) the net amount of such Total Payments, as so reduced, (and after deduction of the net amount of federal, state and local income tax on such reduced Total Payments) is greater than (ii) the excess of (a) the net amount of such Total Payments, without reduction (but after deduction of the net amount of federal, state and local income tax on such Total Payments), over (b) the amount of Excise Tax to which the Executive would be subject in respect of such Total Payments (the “Cut-Back Condition”).

Such reduction shall apply first to the cash payments provided under Section 6.2(A) and thereafter shall apply on a pro-rata basis to other payments in a manner that complies with Section 409A of the Code.

(B)  For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax and whether the Cut-Back Condition will be satisfied, (i) no portion of the Total Payments the receipt or enjoyment of which the Executive shall have  waived at such time and in such manner as not to constitute a "payment" within the meaning of section 280G(b) of the Code shall be taken into account, (ii) no portion of the Total Payments shall be taken into account which, in the opinion of tax counsel selected by the accounting firm that was, immediately prior to the Change in Control, the Company's independent auditor (the "Auditor"), does not constitute a "parachute payment" within the meaning of section 280G(b)(2) of the Code, (including by reason of section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax and determining whether the Cut-Back Condition is satisfied, no portion of such Total Payments shall be taken into account which constitutes reasonable compensation for services actually rendered, within the meaning of section 280G(b)(4)(B) of the Code, in excess of the Base Amount allocable to such reasonable compensation, and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Auditor in accordance with the principles of sections 280G(d)(3) and (4) of the Code.  Prior to the payment date set forth in Section 6.3 hereof, the Company shall provide the Executive with its calculation of the amounts referred to in this Section and such supporting materials as are reasonably necessary for the Executive to evaluate the Company's calculations.  If the Executive objects to the Company's calculations, the Company shall pay to the Executive (as such time or times otherwise provided by this Agreement) such portion of the Severance Payments (up to 100% thereof) as the Executive determines is necessary to result in the Executive receiving the greater of clauses (i) and (ii) of Section 6.2(A) hereof.

(C)  If it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding that, notwithstanding the good faith of the Executive and the Company in applying the terms of this Section 6.2, the Total Payments paid to or for the Executive's benefit are in an amount that would result in any portion of such Total Payments being subject to the Excise Tax, then, if such repayment would result in satisfaction of the Cut-Back Condition, the Executive shall have an obligation to pay the Company upon demand an amount equal to the sum of (i) the excess of the Total Payments paid to or for the Executive's benefit over the Total Payments that could have been paid to or for the Executive's benefit without any portion of such Total Payments being subject to the Excise Tax; and (ii) interest on the amount set forth in clause (i) of this sentence at the rate provided in section 1274(b)(2)(B) of the Code from the date of the Executive's receipt of such excess until the date of such payment.

6.4  The payments provided in subsection 6.2(A), (B), (C) and (D) hereof and Section 6.3 hereof shall be made on the first day of the seventh month following the Date of Termination provided, however, that if the amounts of such payments cannot be finally determined on or before such day, the Company shall pay to the Executive on such day an estimate, as determined in good faith by the Executive, or, in the case of payments under Section 6.2 hereof, in accordance with Section 6.2 hereof, of the minimum amount of such payments to which the Executive is clearly entitled and shall pay the remainder of such payments (together with interest on the unpaid remainder (or on all such payments to the extent the Company fails to make such payments when due) at 120% of the rate provided in section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined but in no event later than the thirtieth (30th) day after the last day of the seventh month following the Date of Termination.  In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to the Executive, payable on the fifth (5th) business day after demand by the Company (together with interest at 120% of the rate provided in section 1274(b)(2)(B) of the Code).  At the time that payments are made under this Agreement, the Company shall provide the Executive with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations including, without limitation, any opinions or other advice the Company has received from Tax Counsel, the Auditor or other advisors or consultants (and any such opinions or advice which are in writing shall be attached to the statement).

6.5  The Company also shall pay to the Executive all legal fees and expenses incurred by the Executive in disputing in good faith any issue hereunder relating to the termination of the Executive's employment hereunder with respect to which Executive substantially prevails or in seeking in good faith to obtain or enforce any benefit or right provided by this Agreement with respect to which Executive substantially prevails or in connection with any tax audit or proceeding to the extent attributable to the application of section 4999 of the Code to any payment or benefit provided hereunder.  Such payments shall be made within five (5) business days after delivery of the Executive's written requests for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require (and Executive shall submit such requests for payment no later than 60 days after such expenses are incurred).

7.  Termination Procedures.

7.1  Notice of Termination.  After a Change in Control (or during a Potential Change in Control Period) and during the Term, any purported termination of the Executive's employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with Section 10 hereof (delivered at least 30 days prior to the Date of Termination in the case of a termination by the Executive).  For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.  Further, a Notice of Termination for Cause is required to include a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the Board at a meeting of the Board which was called and held for the purpose of considering such termination (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive's counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Executive was guilty of conduct set forth in clause (i) or (ii) of the definition of Cause herein, and specifying the particulars thereof in detail.

7.2  Date of Termination.  "Date of Termination", with respect to any purported termination of the Executive's employment after a Change in Control and during the Term, shall mean the date of the Executive’s “separation from service” within the meaning of Section 409A of the Code.  In the event of an Anticipatory Termination, the Date of Termination shall be deemed to be the date of the subsequent occurrence of the Change in Control.

8.  No Mitigation.  The Company agrees that, if the Executive's employment with the Company terminates during the Term, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to Section 6 or Section 7.4 hereof.  Further, the amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company, or otherwise.

9.  Successors; Binding Agreement.

9.1  Unless otherwise assumed by operation of law, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

9.2  This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If the Executive shall die while any amount would still be payable to the Executive hereunder (other than amounts which, by their terms, terminate upon the death of the Executive) if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive's estate.

10.  Notices.  For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed, to the Executive at the last known address maintained in the Company's personnel records, and to the Company, to the address set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:

To the Company:

PPL Corporation
Two North Ninth Street
Allentown, Pennsylvania  18101
Attention:  Corporate Secretary

11.  Miscellaneous.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer as may be specifically designated by the Board.  No waiver by either party hereto at any time of any breach by the other party hereto of, or any lack of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  This Agreement supersedes any other agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof, which have been made by either party, including but not limited to, the Prior Severance Agreement; provided, however, that this Agreement shall supersede any agreement setting forth the terms and conditions of the Executive's employment with the Company only in the event that the Executive's employment with the Company is terminated during the Term in connection with a Qualifying Termination.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Pennsylvania.  All references to sections of the Act or the Code shall be deemed also to refer to any successor provisions to such sections.  Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law and any additional withholding to which the Executive has agreed.  The obligations of the Company and the Executive under this Agreement that by their nature may require either partial or total performance after the expiration of the Term (including, without limitation, those under Sections 6 and 7 hereof) shall survive such expiration.

12.  Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

13.  Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

14.  Settlement of Disputes; Arbitration.  The Board shall make all determinations as to the Executive's right to benefits under this Agreement.  Any denial by the Board of a claim for benefits under this Agreement shall be stated in writing and delivered or mailed to the Executive and such notice shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon, and shall be written in a manner that may be understood without legal or actuarial counsel.  In addition, the Board shall afford a reasonable opportunity to the Executive for a review of the decision denying the Executive's claim and, in the event of continued disagreement, the Executive may appeal within a period of 60 days after receipt of notification of denial.  Failure to perfect an appeal within the 60-day period shall make the decision conclusive.  Any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Philadelphia, Pennsylvania in accordance with the rules of the American Arbitration Association then in effect; provided, however, that the evidentiary standards set forth in this Agreement shall apply. Judgment may be entered on the arbitrator's award in any court having jurisdiction.

15.  Section 409A of the Code.

(A)  Although the Company does not guarantee to the Executive any particular tax treatment relating to the payments and benefits under this Agreement, it is intended that such payments and benefits be exempt from, or comply with, Section 409A of Code and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”), and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A.  Notwithstanding any provision herein to the contrary, in no event shall the Company be liable for, or be required to indemnify the Executive for, any liability of the Executive for taxes or penalties under Code Section 409A.

(B)  A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

(C)  With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided, that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect; and (iii) such payments shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred.

(D)  Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within ten (10) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

(E)  If under this Agreement, an amount is to be paid in two or more installments, for purposes of Code Section 409A, each installment shall be treated as a separate payment.

(F)  Notwithstanding anything herein to the contrary, if the Executive is, as of the date of termination, a “specified employee” for purposes of Treas. Reg. § 1.409A-1(i), then any amount of deferred compensation that is payable to the Executive hereunder that is neither a short-term deferral within the meaning of Treas. Reg. § 1.409A-1(b)(4) nor within the involuntary separation pay limit under Treas. Reg. § 1.409A-1(b)(9)(iii)(A) will not be paid before the date that is six months after the date of termination, or if earlier, the date of the Executive’s death.  Any payments to which the Executive would otherwise be entitled during such non-payment period will be accumulated and paid or otherwise provided to the Executive on the first day of the seventh month following such date of termination, or if earlier, within 30 days of the Executive’s death to his or her surviving spouse (or to the Executive’s estate if the Executive’s spouse does not survive the Executive.)

16.  Definitions.  For purposes of this Agreement, the following terms shall have the meanings indicated below:

(A)  “Act” shall mean the Securities Exchange Act of 1934, as amended, or any successor statute thereto.

(B)  "Affiliate" shall mean, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by, or under common control with such Person or any other Person designated by the Committee in which any Person has an interest.

(C)  “Anticipatory Termination” shall mean if (A) the Executive's employment is terminated by the Company without Cause prior to a Change in Control and such termination was at the request or direction of a Person who has entered into an agreement with the Company the consummation of which would constitute a Change in Control and such Change in Control ultimately occurs or (B) if the Executive terminates his employment for Good Reason prior to a Change in Control  and the circumstance or event which constitutes Good Reason occurs at the request or direction of a Person who has entered into an agreement with the Company the consummation of which would constitute a Change in Control and such Change in Control ultimately occurs (each such termination described in clauses (A) and (B) being deemed to constitute a Qualifying Termination).

(D)  "Base Amount" shall have the meaning set forth in section 280G(b)(3) of the Code.

(E)  "Beneficial Owner" shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

(F)  "Board" shall mean the Board of Directors of the Company.

(G)  "Cause" for termination by the Company of the Executive's employment shall mean (i) the willful and continued failure by the Executive to substantially perform the Executive's duties with the Company (other than any such failure resulting from the Executive's incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination for Good Reason by the Executive pursuant to Section 7.1 hereof) after a written demand for substantial performance is delivered to the Executive by the Board, which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive's duties, or (ii) the willful engaging by the Executive in conduct which is demonstrably and materially injurious to the Company or its subsidiaries, monetarily or otherwise.  For purposes of clauses (i) and (ii) of this definition, (a) no act, or failure to act, on the Executive's part shall be deemed "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive's act, or failure to act, was in the best interest of the Company, and (b) in the event of a dispute concerning the application of this provision, no claim by the Company that Cause exists shall be given effect unless the Company establishes to the Board by clear and convincing evidence that Cause exists.

(H)  "Change in Control" means the occurrence of any one of the following events:

(i) any Person or Group is or becomes the “beneficial owner” (as defined in rules 13d-3 and 13d-5 under the Act) directly or indirectly of more than 30% of the total voting power of the voting stock of the Company (or any entity which controls the Company) within a 12 month period, including by way of merger, consolidation, tender or exchange offer, or otherwise;

(ii) a reorganization, recapitalization, merger or consolidation (a “Corporate Transaction”) involving the Company, unless securities representing 70% or more of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the Company or the corporation resulting from such Corporate Transaction (or the parent of such corporation) are held subsequent to such transaction by the Person or Persons who were the “beneficial owners” of the outstanding voting securities entitled to vote generally in the election of directors of the Company immediately prior to such Corporate Transaction, in substantially the same proportions as their ownership immediately prior to such Corporate Transaction;

(iii) the sale or disposition, in one or a series of related transactions, of all or substantially all, of the assets of the Company to any Person or Group; or

(iv) during any period of 12 months, individuals who at the beginning of such period constituted the Board (together with any new directors whose election by such Board or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors of the Company, then still in office, who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board, then in office.

(I)  "Code" shall mean the Internal Revenue Code of 1986, as amended, or any successor thereto, and the regulations and guidance promulgated thereunder.

(J)  "Company" shall mean PPL Corporation and, except in determining, under Section 15(E) hereof, whether or not any Change in Control of the Company has occurred in connection with such succession, shall include its subsidiaries and any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law, or otherwise.  For purposes of this Agreement, the Executive's employment by (including termination of such employment) and compensation from any subsidiary of the Company shall be deemed employment by and compensation from the Company.

(K)  "Date of Termination" shall have the meaning set forth in Section 7.2 hereof.

(L)  "Disability" shall be deemed the reason for the termination by the Company of the Executive's employment, if, as a result of the Executive's incapacity due to physical or mental illness, the Executive shall have been absent from the full-time performance of the Executive's duties with the Company for a period of six (6) consecutive months, the Company shall have given the Executive a Notice of Termination for Disability, and, within thirty (30) days after such Notice of Termination is given, the Executive shall not have returned to the full-time performance of the Executive's duties.

(M)  "Excise Tax" shall mean any excise tax imposed under section 4999 of the Code.

(N)  "Executive" shall mean the individual named in the first paragraph of this Agreement.

(O)  "Good Reason" for termination of the Executive's employment with the Company by such Executive shall mean the occurrence (without the Executive's express written consent which specifically references this Agreement) after a Change in Control or during a Potential Change in Control Period (treating all references in paragraphs (I) through (VII) below to a "Change in Control" as references to a "Potential Change in Control"), of any one of the following acts by the Company, or failures by the Company to act, unless, in the case of any act or failure to act described below, the Company gives notice to the Executive that it will correct, and within 30 days does so correct such act or failure to act:

(I)  the assignment to the Executive of any duties inconsistent with the Executive's status as an executive officer or key employee of the Company or a substantial adverse alteration in the nature or status of the Executive's responsibilities from those in effect immediately prior to a Change in Control;

(II)  a reduction by the Company of the Executive's annual base salary as in effect on the date of this Agreement, or as the same may be increased from time to time, except for across-the-board decreases uniformly affecting management, key employees and salaried employees of the Company or the business unit in which the Executive is then employed;

(III)  the relocation of the Executive's principal work location to a location more than 30 miles from the vicinity of such work location immediately prior to a Change in Control or the Company's requiring the Executive to be based anywhere other than such principal place of employment (or permitted relocation thereof) except for required travel on the Company's business to an extent substantially consistent with the Executive's present business travel obligations;

(IV)  the failure by the Company to pay to the Executive any portion of the Executive's current compensation or to pay to the Executive any portion of an installment of deferred compensation under any deferred compensation program of the Company, within seven (7) days of the date such compensation is due, except for across-the-board compensation deferrals uniformly affecting management, key employees and salaried employees of the Company or the business unit in which the Executive is then employed;

(V)  the failure by the Company to continue in effect any compensation or benefit plan in which the Executive participates immediately prior to a Change in Control which is material to the Executive's total compensation, or any substitute plans adopted prior to a Change in Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue the Executive's participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount or timing of payment of benefits provided and the level of the Executive's participation relative to other participants, as existed immediately prior to the Change in Control;

(VI)  the failure by the Company to continue to provide the Executive with benefits substantially similar to those enjoyed by the Executive under any of the Company's pension, savings, life insurance, medical, health and accident, or disability plans in which the Executive was participating immediately prior to a Change in Control, except for across-the-board changes to any such plans uniformly affecting all participants in such plans, the taking of any other action by the Company which would directly or indirectly materially reduce any of such benefits or deprive the Executive of any material fringe benefit enjoyed by the Executive at the time of the Change in Control, or the failure by the Company to provide the Executive with the number of paid vacation days to which the Executive is entitled on the basis of years of service with the Company in accordance with the Company's normal vacation policy at the time of the Change in Control; or

(VII)  the failure of the Company to comply with the provisions of Section 9.1;

in each case described in clauses (I)-(VII) which is not cured by the Company within 30 days following written notice from Executive to the Company.

The Executive's right to terminate his or her employment with the Company for Good Reason shall not be affected by the Executive's incapacity due to physical or mental illness.  The Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.

(P)  “Group” shall mean “group” as such term is uses for purposes of Section 13(d) or 14(d) of the Act.

(Q)  "Notice of Termination" shall have the meaning stated in Section 7.1 hereof.

(R)  "Pension Plan" shall mean any tax-qualified, supplemental or excess defined benefit pension plan maintained by the Company and any other agreement entered into between the Executive and the Company which is designed to provide the Executive with supplemental retirement benefits.

(S)  "Person" shall have the meaning given in Section 3(a)(9) of the  Act, as modified and used in Sections 13(d) and 14(d) thereof; provided, however, a Person shall not include (i) the Company or any of its Affiliates, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the shareowners of the Company in substantially the same proportions as their ownership of stock of the Company.

(T)  "Potential Change in Control" shall be deemed to have occurred if the conditions or events set forth in any one of the following paragraphs shall have been satisfied or shall have occurred:

(i)    the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control;

(ii)    the Company or any Person publicly announces an intention to take or to consider taking actions which if consummated would constitute a Change in Control;

(iii)  any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 5% or more of the combined voting power of the Company's then outstanding securities entitled to vote generally in the election of directors.

Notwithstanding the foregoing, a "Potential Change in Control" shall not be deemed to occur if (i) a Person acquired such beneficial ownership of 5% or more of the Company's outstanding common shares but less than 20% and such Person has reported or is required to report such ownership on Schedule 13G under the Act (or any comparable or successor report); (ii) a Person acquired such beneficial ownership of 5% or more of the Company's outstanding common shares and such Person has reported or is required to report such ownership under Schedule 13D under the Act (or any comparable or successor report), which Schedule 13D does not state any intention to or reserve the right to control or influence the management or policies of the Company or engage in any of the actions specified in Item 4 of such Schedule (other than the disposition of the common shares) and, within 10 business days of being requested by the Company to advise it regarding the same, certifies to the Company that such Person acquired common shares amounting to 5% or more of the Company's outstanding common shares inadvertently and who or which, together with all Affiliates thereof, thereafter does not acquire additional common shares while the Beneficial Owner, as such term is defined in or used by Regulation 13D-G as promulgated under the Act, of 5% or more of the common shares then outstanding; provided, however, that if the Person requested to so certify fails to do so within 10 business days, then a Potential Change in Control shall be deemed to have occurred immediately after such 10-Business-Day period; or (iii) any Person who becomes the Beneficial Owner of 5% or more of the common shares then outstanding due to the repurchase of common shares by the Company unless and until such Person, after becoming aware that such Person has become the Beneficial Owner of 5% or more of the common shares then outstanding, acquires beneficial ownership of additional common shares representing 1% or more of the common shares then outstanding.

(U)  "Potential Change in Control Period" shall mean the period commencing on the occurrence of a Potential Change in Control and ending upon the occurrence of a Change in Control or, if earlier (i) with respect to a Potential Change in Control occurring pursuant to clause (I) of such definition, immediately upon the abandonment or termination of the applicable agreement, (ii) with respect to a Potential Change in Control occurring pursuant to clause (II) of such definition, immediately upon a public announcement by the applicable party that such party has abandoned its intention to take or consider taking actions which if consummated would result in a Change in Control or (iii) with respect to a Potential Change in Control occurring pursuant to clause (III) of such definition, upon the one year anniversary of the occurrence of such Potential Change in Control (or such earlier date as may be determined by the Board).

(V)  “Qualifying Termination” shall mean an Anticipatory Termination or a termination of Executive’s employment following a Change in Control and during the Term either (i) by the Company without Cause or (ii) by the Executive for Good Reason (which, for the avoidance of doubt, shall not include any termination of Executive’s employment (x) by the Company for Cause, (y) by Executive without Good Reason or (z) due to Executive’s death or Disability).

(W)  "Retirement" shall be deemed the reason for the termination by the Executive of the Executive's employment if such employment is terminated in accordance with the Company's retirement policy, including early retirement, generally applicable to its salaried employees.

(X)  "Severance Payments" shall have the meaning set forth in Section 6.1 hereof.

(Y)  "Term" shall mean the period of time described in Section 2 hereof (including any extension, continuation or termination described therein).

(Z)  "Total Payments" shall mean those payments described in Section 6.3 hereof.

PPL CORPORATION

By:
William H. Spence	Date
President and CEO

[Name of Executive]	Date